Exhibit 10.4

FORM OF
RIGHT OF FIRST OFFER AGREEMENT

This Right of First Offer Agreement (this “Agreement”) is made as of                       , 2013, by and between CV LandCo, LLC, a Delaware limited liability company (together with each of its subsidiaries that owns Property (defined below) and executed a Joinder Agreement, the “Owner”), and City Ventures, Inc., a Delaware corporation (together with its subsidiaries, the “Developer”).

RECITALS

WHEREAS, the Owner owns certain real property described on Exhibit A hereto (the “Owned Property”), and, pursuant to the terms of this Agreement, may acquire various other real property from time to time (the “Acquired Property”);

WHEREAS, the Owner and the Developer have entered into certain Option Agreements and Joint Escrow Instructions (collectively, the “Option Agreement”), pursuant to which (i) the Owner has granted to the Developer options to purchase certain real properties, and (ii) the Developer Independent Committee (defined below) may elect or decline to purchase any or all of such real properties (any such real property that is declined by the Developer Independent Committee, a “Declined Option Property”, and together with the Owned Property and the Acquired Property, the “Property”);

WHEREAS, on or about the date hereof, the Owner and the Developer are entering into that certain Support Services Agreement (the “Services Agreement”), under which, among other things, the Developer will provide certain services with respect to the Property; and

WHEREAS, in consideration of the Developer’s obligations under the Services Agreement, the Owner has agreed to grant to the Developer a right of first offer to purchase the Property, or any portion thereof on a parcel by parcel basis, upon the terms and provisions hereinafter set forth.

NOW, THEREFORE, the Parties hereby agree and covenant with each other as follows:

Section 1.              Definitions; Rules of Construction.

(a)           Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1(a):

“Acquired Property” has the meaning set forth in the Recitals.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Purchase Price” means the aggregate purchase price of all Restricted Parcels (i) purchased by Developer from any party other than Owner and (ii) purchased by Owner or its Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Applicable FMV” has the meaning set forth in Section 6(a) hereof.

“Business” shall mean the acquisition of land parcels intended for, and the development, design, construction and sale of, for-sale homes.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Common Stock” means the common stock, par value $0.01, of the Developer.

“Declined Option Property” has the meaning set forth in the Recitals.

“Developer” has the meaning set forth in the Preamble.

“Developer Board” means the board of directors of the Developer.

“Developer Change of Control” means the (i) consummation of any transaction as a result of which any Person other than any Sponsor acquires directly or indirectly more than 50% of the Capital Stock of Developer, including through a merger or consolidation or purchase of the Capital Stock of Developer, or (ii) sale, lease, conveyance, disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of Developer taken as a whole to any Sponsor.

“Developer Independent Committee” means a committee of members of the Developer Board, the members of which are independent under the rules of the New York Stock Exchange, as determined by the Developer Board.

“Election Deadline” has the meaning set forth in Section 6(b) hereof.

“Exercise Notice” has the meaning set forth in Section 6(b) hereof.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Joinder Agreement” means a joinder agreement, a form of which is attached hereto as Exhibit D.

“Measurement Period” means, (i) if the Corporation has completed eight fiscal quarters since the date hereof, the period commencing on the first day of the first such completed fiscal quarter and ending on the last day of the eighth such completed fiscal quarter or (ii) if the Corporation has not completed eight fiscal quarters since the date hereof but has completed at least four fiscal quarters, the period commencing on the first day of the first such completed fiscal quarter and ending on the last day of the most recently completed fiscal quarter.  For the purposes of this definition, “fiscal quarters” means the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

“Offer Price” means, with respect to a Sale Property, an amount equal to 90% of the Applicable FMV.

“Owned Property” has the meaning set forth in the Recitals.

“Owner” has the meaning set forth in the Preamble.

“Owner Independent Director” “ means a member of the board of directors of Owner who is independent as determined by the board of directors of Owner.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Property” has the meaning set forth in the Recitals.

“Purchase and Sale Terms” has the meaning set forth in Section 6(b) hereof.

“Referral Notice” has the meaning set forth in Section 4(a) hereof.

“Referral Property” has the meaning set forth in Section 4(a) hereof.

“Related Person” means, with respect to any Person, (i) an Affiliate of such Person, (ii) any investment manager, investment advisor or general partner of such Person, (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person, and (iv) any equity investor, partner, member or manager of such Person; provided that no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the same entity.

“Right of First Offer” means the right granted to the Developer hereunder to purchase a Sale Property from the Owner prior to the sale thereof to any and all third parties, pursuant to Section 6 hereof.

“Sale Property” has the meaning set forth in Section 6(a) hereof.

“Services Agreement” has the meaning set forth in the Recitals.

“Sponsors” means Ares Management LLC and its Affiliates and Imperial Capital Group and its Related Persons.

“Term” has the meaning set forth in Section 2 hereof.

(b)           Rules of Construction.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  The word “or” when used in this Agreement is not exclusive.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly indicated, any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to a Person are also to its permitted successors and assigns.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

Section 2.              Term of Agreement. The term of this Agreement shall be for a term expiring ten years after the date hereof unless this Agreement is earlier terminated in accordance with the provisions of Section 8(a) hereof (the “Term”).

Section 3.              Memorandum of Right of First Offer.

(a)           Memorandum.  The Parties shall execute, and the Owner shall cause to be recorded in the applicable county real property official records, a memorandum of this Agreement substantially in the form attached hereto as Exhibit B (i) for each Owned Property, promptly after the date hereof, (ii) for each Acquired Property, promptly after the consummation of the Owner’s acquisition thereof, and (iii) for each Declined Option Property, promptly after the Developer Independent Committee rejects such property in accordance with the terms of the applicable Option Agreement and delivers notice thereof to the Owner.

(b)           Termination.  Upon the termination of this Agreement in accordance with Section 8 hereof, the Parties shall execute, and the Owner shall record, a termination of any memorandum of this Agreement recorded in connection with Section 3(a) above.

Section 4.              Property Referral.

(a)           Referral to Owner.  The Developer, from time to time, may identify real property suitable for development as “for-sale” homes (each, a “Referral Property”), and after approval of the Developer Independent Committee, deliver written notice thereof to the Owner (each, a “Referral Notice”).  Upon receipt of a Referral Notice, the Owner shall approve or reject the acquisition of each Referral Property, in each case subject to the approval of the Owner Independent Directors.  The Owner shall deliver written notice of its decision to acquire any applicable Referral Property to the Developer within 10 business days after the Owner’s receipt of the Referral Notice. If the Owner fails to timely deliver such Referral Notice, the Owner shall be deemed to have rejected such Referral Property.  If the Owner Independent Directors approve the acquisition, the Owner shall use commercially reasonable efforts to consummate the acquisition thereof.  Upon the consummation of an acquisition of any Referral Property by the Owner, (i) the Owner promptly shall deliver written notice thereof to the Developer, and (ii) such acquired Referral Property shall become an Acquired Property and shall be subject to the Right of First Offer.

(b)           Referral to Developer.  If a Person other than the Developer presents to the Owner an opportunity to acquire or option any Referral Property, the Owner shall use commercially reasonable efforts to refer such opportunity to the Developer.

Section 5.              Entitlements.  The Owner shall use commercially reasonable efforts to obtain entitlements for each Property for development as “for-sale” homes, it being understood that the Owner shall engage the Developer to obtain such entitlements pursuant to the Services Agreement.

Section 6.              Right of First Offer.

(a)           Determination of Purchase Price; Offer Notice.  If at any time the Owner Independent Directors determine that any portion of the Property is ready for sale (each, a “Sale Property”), then (i) the Owner Independent Directors shall determine in good faith the fair market value of such Sale Property (the “Applicable FMV”), taking into account a range of and factors that the Owner Independent Directors may reasonably deem relevant, including the status of such Sale Property, prevailing market conditions, third party appraisals and valuations and other analysis conducted by the management of Owner (provided, that no independent appraisal shall be required), and (ii) the Owner shall deliver written notice to the Developer (the “Offer Notice”), which notice shall include the Applicable FMV, the Offer Price and a summary of the Owner Independent Directors’ analysis of the Applicable FMV.

(b)           Exercise Notice; Purchase and Sale.  The Developer may, subject to the approval of the Developer Independent Committee, accept the offer in an Offer Notice no later than 10 business days after delivery of such Offer Notice by the Owner to the Developer (the “Election Deadline”) by delivering written notice of such acceptance to the Owner (the “Exercise Notice”).  The delivery of such Exercise Notice shall complete the formation of a contract between the Developer, as purchaser, on one hand, and the Owner, as seller, on the other hand to sell and purchase the Sale Property for the Offer Price upon the terms and conditions set forth in Exhibit C hereto (the “Purchase and Sale Terms”).

(c)           Subsequent Sale.  If the Developer fails to deliver an Exercise Notice on or prior to the applicable Election Deadline, then (i) the Owner may sell the applicable Sale Property within 12 months of such Election Deadline for no less than 105% of the Offer Price and otherwise upon terms and conditions that, when considered as a whole, are at least as favorable to the Owner as the Purchase and Sale Terms, and (ii) upon the closing of such sale, the Right of

First Offer shall be null, void and of no further force or effect with respect to such Sale Property. If such sale does not close on or before the date that is 12 months following the Election Deadline, then the Right of First Offer with respect to such Sale Property shall be reinstated, and the Owner may not thereafter sell the Sale Property without complying again with the provisions of this Section 6.

Section 7.              Restrictive Covenants.

(a)           During the Term, Owner will not, directly or indirectly, for its own benefit or for the benefit of any other Person (whether as a partner, shareholder, creditor, joint venturer, principal, agent, trustee, consultant, advisor, investor or otherwise):

(i)            during the Measurement Period, acquire, or enter into one or more option agreements or other similar agreements or arrangements to acquire, land parcels for an aggregate purchase price of more than 30% of the Aggregate Purchase Price; or

(ii)           other than pursuant to this Agreement, acquire, or enter into one or more option agreements or other similar agreements or arrangements to acquire, any Referral Property.

(b)           Owner will not sell, dispose of or otherwise transfer, or enter into an agreement to sell, dispose of or otherwise transfer, equity interests of a subsidiary or other controlled affiliate that holds Property without first offering such equity interests to Developer on terms (including the discount to the Applicable FMV represented by the Option Price) that give effect to the economic and other terms of this Agreement.

Section 8.              Termination.

(a)           Termination.  This Agreement may be terminated by any of the following methods:

(i)            if either party breaches any of the terms of this Agreement in any material respect, the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within 30 days after receiving such notice, the other party may terminate this Agreement; provided, that if at the expiration of such 30 day period the breaching party is diligently using its commercially reasonable efforts to remedy the breach, the other party may not terminate this Agreement on account of such breach during the additional period, not to exceed 60 days, in which the breaching party continues without interruption to use its commercially reasonable efforts to remedy the breach;

(ii)           at any time the Sponsors cease to own collectively, directly or indirectly, at least     % of the Capital Stock of either Owner or Developer, this Agreement shall terminate automatically;

(iii)          Owner, in its sole discretion, may terminate this Agreement, in whole or in part, without cause, upon a Developer Change of Control, by providing at least 60 days’ prior written notice to Service Company; and

(iv)          if either party hereto shall be dissolved and its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

(b)           Survival of Right of First Offer.  Notwithstanding the termination of this Agreement pursuant to subsection (a) above, the Right of First Offer in effect on the termination date with respect to any portion of the Property shall survive such termination until the underlying real property is sold to the Developer or a third party in accordance with the terms of Section 6(c) hereof.

Section 9.              Representations and Warranties.

(a)           The Owner hereby represents, warrants and covenants to the the Developer that as of the date hereof:

(i)            The Owner has full power and authority to perform each of its obligations hereunder.  The Owner has full right and power to grant and convey each Owned Property in all material respects, and will have the full right and power to grant and convey each Acquired Property in all material respects, if the rights hereunder granted to the Developer are timely and properly exercised in accordance with the provisions of this Agreement.

(ii)           This Agreement has been duly executed and delivered by the Owner and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies may be subject to judicial discretion).

(iii)          The execution and performance of this Agreement by the Owner do not and will not violate, and are not restricted by, any other material contractual obligation to which the Owner is a party or by which it is bound or any law except for any such violation of or restriction by law that would not reasonable be expected to have a material adverse effect.

(iv)          The Owner is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment in Real Property Tax Act).

(v)           The Owner is currently (a) in compliance with and shall at all times during the Term remain in compliance with the regulations of OFAC of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (b) not listed on, and shall not during the Term be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation.

(b)           The Developer hereby represents and warrants to the Owner that as of the date hereof:

(i)            The Developer has full power and authority to perform each of its obligations hereunder, and has full right and power to purchase the Property and accept a conveyance thereof in all material respects, if the developer timely and properly exercises its rights in accordance with the provisions of this Agreement.

(ii)           This Agreement has been duly executed and delivered by the Developer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies may be subject to judicial discretion).

(iii)          The execution and performance of this Agreement by the Developer do not and will not violate, and are not restricted by, any other material contractual obligation to which the Developer is a party or by which it is bound or any law except for any violation of or restriction by law that would not reasonable be expected to have a material adverse effect.

(iv)          The Developer is currently (a) in compliance with and shall at all times during the Term remain in compliance with the regulations of OFAC of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (b) not listed on, and shall not during the Term be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation.

Section 10.            Miscellaneous.

(a)           Notices.  All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 10(a)):

The Owner:                                                                                 CV LandCo, LLC
1900 Quail Street
Newport Beach, CA  92660
Attn:
Facsimile:

with a copy to:                                                               Kenneth M. Kaplan, Esq.
361 Forest Avenue, Suite 204
Laguna Beach, CA  92651-2148
Facsimile: (949) 715-0772

The Developer:                                                             City Ventures, Inc.
1900 Quail Street
Newport Beach, CA  92660
Attn:  R. Mark Buckland
Facsimile: (949) 200-8070

with a copy to:                                                               Proskauer Rose LLP
2049 Century Park East, 32nd Floor
Los Angeles, CA  90067
Attention:  Philippa M. Bond, Esq.
Facsimile:  (310) 557-2193

(b)           Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

(c)           Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)           Amendments.  This Agreement, and any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto and approved by each of the Developer Independent Committee and Owner Independent Directors.

(e)           Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for any District within such State for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court.

(f)            Mediation and Arbitration.  In the event of any controversy or claim arising out of or relating to this Agreement, or a breach thereof, the parties hereto shall first attempt to settle the dispute by mediation, administered by JAMS under the JAMS International Mediation Rules. If settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim shall be settled by arbitration administered by JAMS under its Streamlined Arbitration Rules and Procedures. The number of arbitrators shall be three. The place of arbitration shall be Los Angeles, California. The laws of the State of New

York shall apply. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(g)           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party granting such waiver.

(h)           Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(i)            Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(j)            Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k)           Time of Essence.  Time is of the essence with respect to all provisions of this Agreement in which a definite time for performance is specified; provided, that the foregoing shall not be construed to limit or deprive a party of the benefit of any express grace period provided for in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

CV LANDCO, LLC

By:
Name:
Title:

CITY VENTURES, INC.

By:
Name:
Title:

Exhibit A

Owned Property

Exh A-1

Exhibit B

Form of Memorandum of Right of First Offer

PREPARED BY, RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

[                                ]
[                                ]
[                                ]
Attn:

MEMORANDUM OF RIGHT OF FIRST OFFER

This Memorandum of Right of First Offer is made as of                                , 20    , (this “Memorandum”), of                     , 2013, by and between CV LandCo, LLC, a Delaware limited liability company (together with its subsidiaries, the “Owner”), and City Ventures, Inc., a Delaware corporation (together with its subsidiaries, the “Developer”).

WHEREAS, the Owner owns the fee estate in the land more particularly described on Schedule 1 attached hereto and made a part hereof, together with any improvements thereon (the “Property”);

WHEREAS, pursuant to a certain Right of First Offer Agreement, dated as of                            , 2013 (the “ROFO Agreement”), by and between the Owner and the Developer, the Owner granted to the Developer, and the Developer accepted from the Owner, a right of first offer with respect to the Property, on the terms and subject to the conditions set forth in the ROFO Agreement; and

WHEREAS, the Owner and the Developer desire to memorialize that the parties have executed and delivered the ROFO Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Owner and the Developer do hereby agree and covenant with each other as follows:

(a)                                 Pursuant to the ROFO Agreement, the Owner has granted a right of first offer with respect to the Property to the Developer, and the Property shall be deemed to be an “[Acquired Property / Declined Option Property]” under the ROFO Agreement and subject to the terms and conditions thereof.

(b)                                 The initial term of the ROFO Agreemented commenced on the date thereof and shall terminate on such date determined by the Developer, in its sole and absolute discretion, and set forth in a written notice with respect thereto that shall be delivered to the Owner, pursuant to the terms of the ROFO Agreement.

Exh B-1

(c)                                  Except for amending the ROFO Agreement to include the Property as part of the “[Acquired Property / Declined Option Property]”, nothing contained in this Memorandum shall modify the ROFO Agreement or be deemed to create or grant any rights, liabilities or obligations of or to any party or third parties other than as specifically set forth in the ROFO Agreement.  If there is any conflict between this Memorandum and the ROFO Agreement, the terms and conditions of the ROFO Agreement shall control.

(d)                                 All other terms, conditions and agreements contained in the ROFO Agreement are fully incorporated herein by reference as if fully set forth herein. Copies of the ROFO Agreement are on file at the offices of the Owner and the Developer.

(e)                                  This Memorandum may be executed by the parties to this Memorandum on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh B-2

IN WITNESS WHEREOF, each of the parties hereto has executed this Memorandum as of the date first written above.

CV LANDCO, LLC

By:
Name:
Title:

State of California                                           )

County of                                                                                                                                        )

On                           , before me,                                                                       , notary public, personally appeared                                                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Signature of Notarial Officer)

Notary Public for the State of

My commission expires:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Exh B-3

DEVELOPER:

CITY VENTURES, INC.

By:
Name:
Title:

State of California                                           )

County of                                                                                                                                        )

On                           , before me,                                                                       , notary public, personally appeared                                                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Signature of Notarial Officer)

Notary Public for the State of

My commission expires:

Exh B-4

Schedule 1

The Property

Exh B-5

Exhibit C

Purchase and Sale Terms

The terms and provisions of this Exhibit C are incorporated in and made a part of that certain the Right of First Offer Agreement to which this Exhibit C is attached (the “ROFO Agreement”).

Section 1.              Definitions.

(a)           Capitalized terms used in this Exhibit C, but not otherwise defined have the meanings ascribed thereto in the ROFO Agreement.

(b)           The following terms shall have the meanings set forth in this Exhibit C Section 1(b):

“ALTA Extended Policy” has the meaning set forth in Section 4(b) of this Exhibit C.

“Appurtenances” means, with respect to the Sale Property, all of the Owner’s rights, privileges and easements appurtenant to the Sale Property, including, all minerals, oil, gas and other hydrocarbon substances on and under the Sale Property, as well as all governmental and other approvals, permits, licenses, development rights and entitlements, air rights, water, water rights, water stock, utility and other permits, deposits, fee and tax credits, and any refunds relating to the Sale Property, and any other easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Sale Property.

“Blanket Assignment” means a blanket assignment in the form of Schedule 3 attached hereto wherein the Owner shall assign to the Developer all of its rights and interests in the Appurtenances and the Intangible Property.

“Business Day” means any day other than a Saturday or Sunday or legal holiday in the State of California.

“Closing” means (i) the date which is ten (10) Business Days after the Exercise Date, or (ii) such other date to which the Parties reasonably agree (of which the Parties deliver written notice to Escrow Holder).

“Condemnation Action” has the meaning set forth in Section 8(a) of this Exhibit C.

“Developer’s Deliveries” has the meaning set forth in Section 5(c) of this Exhibit C.

“Deed” means a grant deed in the form of Schedule 1 attached herto wherein the Owner shall grant to the Developer all of the Owner’s right, title and interest in and to the Sale Property.

Exh C-1

“Default” has the meaning set forth in Section 10(a) of this Exhibit C.

“Defaulting Party” has the meaning set forth in Section 5(e) of this Exhibit C.

“Documentary Transfer Tax Statement” has the meaning set forth in Section 5(b)(i) of this Exhibit C.

“Escrow” has the meaning set forth in Section 3(a) of this Exhibit C.

“Escrow Holder” means First American Title Insurance Company located at 18500 Von Karman Avenue, Suite 600, Irvine, California  92612, Attn: Jeanne Gould, telephone: (949) 885-2405, facsimile: (714) 913-6372, email:  jagould@firstam.com.

“Exercise Date” means the date the Owner receives the Exercise Notice.

“General Assignment” means an assignment in the form of Schedule 2 attached hereto wherein the Owner shall assign to the Developer, all of the Owner’s right, title and interest in and to any and all contracts and agreements with third party contractors and consultants related to the Sale Property.

“Intangible Property” means, with respect to the Sale Property, all intangible personal property (including all plans, designs, reports, and studies) now or hereafter owned by the Owner and used exclusively in connection with the ownership, use and development of the Sale Property and Appurtenances.

“Leases” has the meaning set forth in Section 4(c) of this Exhibit C.

“Nonforeign Transferor Declaration” has the meaning set forth in Section 5(b) of this Exhibit C.

“Owner’s Deliveries” has the meaning set forth in Section 5(b) of this Exhibit C.

“Title Company” means, collectively, First American Title Insurance Company located at 1250 Corona Pointe Court, Suite 201, Corona, California  92879, Attn:  Steven Clark, telephone: (951) 256-5878, facsimile (951) 280-0334, email: sclark@firstam.com, and/or or such other title insurance company reasonably acceptable to the Owner and the Developer.

“Title Policy” has the meaning set forth in Section 4(b) of this Exhibit C.

“Withholding Certificate” has the meaning set forth in Section 5(b) of this Exhibit C.

Section 2.              Price; Payments.

(a)           Price.  The purchase price for the Sale Property shall be the Offer Price.

Exh C-2

(b)           Payments.  Before the Closing, the Developer shall deposit with Escrow Holder, in immediately available funds, an amount equal to the Offer Price plus the Developer’s share of closing costs and prorations provided herein, less any other credits due the Developer hereunder.

(c)           Indemnification of Escrow Holder.  Owner and Developer hereby indemnify and hold harmless Escrow Holder for having disbursed the deposit, including the Offer Price, to Owner prior to Closing and the recording of the Deed, in each case in accordance with the terms hereof.

Section 3.              Opening of Escrow and Closing.

(a)           Opening of Escrow and Closing.  Within three (3) Business Days after the Exercise Date, the parties hereto shall open an escrow (“Escrow”) by depositing with Escrow Holder (i) a fully executed copy of the ROFO Agreement, and (ii) a copy of the applicable Exercise Notice.  Escrow Holder shall acknowledge and accept the various responsibilities of Escrow Holder hereunder by promptly delivering written notice thereof to the parties hereof in the form attached hereto as Schedule 3.  Escrow shall be deemed opened on the date of such notice.

(b)           Escrow Instructions.  This Exhibit C shall constitute joint escrow instructions to Escrow Holder.  The Owner and the Developer shall execute and deliver to Escrow Holder such additional and supplemental instructions as Escrow Holder may require to clarify or fulfill Escrow Holder’s duties under this Exhibit C.  In the event of any conflict between the provisions of this Exhibit C and any additional or supplemental instructions, the terms of this Exhibit C shall prevail.

Section 4.              Due Diligence.

(a)           Completion of Diligence.  As of the Exercise Date, the Developer shall be deemed to have conducted all physical inspections, title review and other due diligence it determined was necessary with respect to the Sale Property, and shall be deemed to have fully accepted the results of such investigations.

(b)           Title.  On or before the Closing, the Owner shall satisfy any monetary liens encumbering the Sale Property other than non-delinquent property taxes.  At Closing, Title Company shall issue (or be irrevocably committed to issue) to the Developer an owner’s form of policy of title insurance for the Sale Property, containing the terms and provisions set forth in this Section (the “Title Policy”).  The Title Policy shall be a standard coverage CLTA Owner’s Policy of Title Insurance (Form 2006, or other form approved by the Developer) in an amount equal to the Offer Price, showing title to the Sale Property vested in the Developer, subject only to (i) the pre-printed exceptions and exclusions, (ii) those exceptions to title commonly known as the Title Company’s “Regional Exceptions”, and (iii) such other matters as to which the Developer has consented in writing prior to Closing (provided that the Developer’s failure to provide such consent prior to Closing shall be deemed to be the Developer’s consent to such other matters).  The Developer shall have the right to procure an ALTA Extended Coverage Owner’s Policy of Title Insurance (“ALTA Extended Policy”), provided that the issuance of an ALTA Extended Policy shall not be a condition to the Developer’s obligation to close and shall

Exh C-3

not delay the Closing.  The Developer shall pay for the increased cost of such ALTA Extended Policy, the cost of any survey that the Title Company requires for issuance of an ALTA Extended Policy and the cost of any other increase in the amount or scope of title insurance if the Developer elects to increase the amount or scope of title insurance coverage beyond that provided in the Title Policy.

(c)           Conveyance of Fee Title.  At Closing, the Owner shall convey title to the Sale Property to the Developer (i) in fee simple absolute, subject only to current general and special taxes and assessments and matters of record that are not created by, through, under or with the consent of the Owner after the Exercise Date and (ii) free and clear of all leases, licenses or other occupancy agreements (collectively, “Leases”), and free and clear of any parties in possession, and the Owner shall cause any and all Leases affecting the Sale Property or any portion thereof to be terminated prior to Closing.

Section 5.              Close of Escrow.

(a)           Closing.  Escrow shall close and Escrow Holder is hereby instructed to close Escrow at the Closing in accordance with the instructions set forth herein.  By closing Escrow, Escrow Holder shall be deemed to have irrevocably committed to cause the Title Company to issue the Title Policy or, at the Developer’s request, the ALTA Extended Title Policy, and to disburse the Offer Price to the Owner.

(b)           The Owner’s Deliveries to Escrow Holder.  Before the Closing, the Owner shall deposit with Escrow Holder the following (collectively, the “Owner’s Deliveries”):

(i)            One (1) original copy of the Deed, executed and acknowledged by the Owner, along with a documentary transfer tax statement (a “Documentary Transfer Tax Statement”);

(ii)           Two (2) copies of the General Assignment, executed by the Owner;

(iii)          An estimated closing statement prepared by Escrow Holder and approved by the Owner;

(iv)          A nonforeign transferor declaration (“Nonforeign Transferor Declaration”), executed by the Owner;

(v)           A Nonresident Withholding Certificate for Real Estate Sales (Form 593-c) (“Withholding Certificate”), executed by the Owner; and

(vi)          All documents reasonably required of the Owner by Title Company or Escrow Holder in order to either issue the Title Policy or consummate the subject transaction (including, if needed by the Title Company, an owner’s affidavit in Title Company’s customary form).

(c)           By the Developer.  Before the Closing, the Developer shall deposit with Escrow Holder the following (collectively, the “Developer’s Deliveries”):

Exh C-4

(i)            Immediately available funds in the amount described in Section 2(b) of this Exhibit C;

(ii)           A Preliminary Change of Ownership Report completed and executed by the Developer;

(iii)          Two (2) original counterparts of the General Assignment, executed by the Developer;

(iv)          An estimated closing statement prepared by Escrow Holder and approved by the Developer; and

(v)           Such other documents and instruments as may be reasonably required of the Developer by the Title Company or the Escrow Holder in order to consummate the purchase and sale of the Sale Property.

(d)           Escrow Holder’s Instructions.  Upon Closing (unless otherwise indicated), provided Escrow Holder is prepared to perform all of the following, Escrow Holder shall:

(i)            Date, as of the Closing, all documents referenced in Sections 5(b) and 5(c) of this Exhibit C calling for a date;

(ii)           Instruct the applicable county recorder not to make the Documentary Transfer Tax Statement (a form of which is attached to the Deed) a part of the public record, as permitted by Section 11932 of the California Revenue and Taxation Code;

(iii)          Record the Deed in the applicable county real property official records;

(iv)          Submit to the applicable county real property official records, the Preliminary Change of Ownership Report, concurrently with the submission of the Deed for recordation;

(v)           Notify the Developer and the Owner by email that Closing has occurred; obtain the Owner’s instructions as to the manner in which the Offer Price deposited by the Developer shall be disbursed and delivered to the Owner, and disburse the Offer Price accordingly; and pay the costs and apply the prorations in accordance with Section 7 of this Exhibit C;

(vi)          Deliver to each of the Owner and the Developer the final Escrow closing statement at the Closing or by the following Business Day;

(vii)         Within five (5) Business Days after the Closing, deliver the Title Policy or the ALTA Extended Title Policy, as applicable, to the Developer; and

(viii)        Prepare and submit to the Internal Revenue Service the information return and statement concerning the Closing required by

Exh C-5

Section 6045(e) of the Internal Revenue Code of 1986, unless the same is not required under the regulations promulgated thereunder.

(e)           Cancellation of Escrow.

(i)            In the event that, due to the failure of a party (the “Defaulting Party”) to perform any of its material obligations hereunder, the Escrow does not close on or before the Closing, then the non-Defaulting Party may cancel the Escrow by written notice to the Defaulting Party and to Escrow Holder, and the Defaulting Party shall pay all cancellation fees of Escrow Holder and the Title Company.  If the Developer is the Defaulting Party, the Owner’s exclusive remedy is set forth in Section 10(c) of this Exhibit C (subject to the exclusions set forth in such provision).  If the Owner is the Defaulting Party, the Developer’s remedies are as set forth in Section 10(b) of this Exhibit C.

(ii)           If, for any reason, Escrow is terminated or cancelled pursuant to the terms hereof, Escrow Holder shall return to the parties delivering the same all instruments or funds, if any, which are then held by Escrow Holder in connection with Escrow.

(f)            Post-Closing Matters.  Within one (1) Business Day after the Deed has been recorded in the applicable county real property official records, Escrow Holder shall make the following deliveries:

(i)            To the Developer (and its counsel):  a conformed copy of the recorded Deed, a fully executed original of the General Assignment, copies of the Nonforeign Transferor Declaration, the Withholding Certificate, Documentary Transfer Tax Statement and the Preliminary Change of Ownership Report.

(ii)           To the Owner (and its counsel): a conformed copy of the recorded Deed, a fully executed original of the General Assignment, copies of the Nonforeign Transferor Declaration, the Withholding Certificate, the Documentary Transfer Tax Statement and the Preliminary Change of Ownership Report.

Section 6.              Conditions Precedent to Closing.

(a)           The Developer’s Conditions.  Each of the following shall constitute a condition precedent to the obligations of the Developer to close the Escrow after the Developer delivers the Exercise Notice, and may be waived only by a written waiver executed by the Developer and delivered to the Owner and Escrow Holder:

(i)            The Owner shall have delivered the Owner’s Deliveries to Escrow Holder.

(ii)           As of the Closing, the Owner must not have committed any material breach of the provisions of the ROFO Agreement, including any material breach of a representation and warranty expressly stated therein.   If the Developer does not give Escrow Holder written notice of the Owner’s Default, for

Exh C-6

purposes of this section only, the Owner shall be deemed not to be in Default hereunder, and Escrow Holder shall proceed to close Escrow as though the Owner were not in Default.  The Developer’s failure to give such notice to Escrow Holder shall not excuse performance by the Owner of any obligation hereunder.

(iii)          All of the Owner’s representations and warranties set forth herein and in the ROFO Agreement shall be true and correct as of the Closing in all material respects.

(iv)          Title Company must be irrevocably committed to issue the Title Policy to the Developer at Closing.

(b)           The Owner’s Conditions.  Each of the following shall constitute a condition precedent to the obligations of the Owner to close the Escrow and may be waived only by a written waiver executed by the Owner and delivered to the Developer and Escrow Holder:

(i)            The Developer shall have delivered the Developer’s Deliveries to Escrow Holder.

(ii)           As of the Closing, the Developer must not have committed any material breach of the provisions of the ROFO Agreement, including any material breach of a representation and warranty expressly stated in the ROFO Agreement. If the Owner does not give Escrow Holder written notice of the Developer’s Default, for purposes of this Section only, the Developer shall be deemed not to be in Default hereunder, and Escrow Holder shall proceed to close Escrow as though the Developer were not in Default.  The Owner’s failure to give such notice to Escrow Holder shall not excuse performance by the Developer of any obligation hereunder.

(iii)          All of the Developer’s representations and warranties set forth in the ROFO Agreement shall be true and correct as of the Closing in all material respects.

Section 7.              Costs and Prorations.

(a)           Prorations and Credits.  Escrow Holder shall prorate all real and personal property taxes, assessments, municipal taxes, utilities, standby charges and other items of expense between the Developer and the Owner as of Closing (with the day of Closing being deemed to be a day of the Developer’s ownership of the Sale Property).  If the Sale Property is not separately assessed, such taxes, charges or assessments shall be based upon the ratio that the square footage of the Sale Property bears to the square footage of the assessor’s tax parcel or parcels of which the Sale Property is a part.  Prior to Closing, the Developer and the Owner shall give notice to Escrow Holder of the square footage of the Sale Property and the entire square footage of such assessor’s tax parcel or parcels.  The parties agree that if such prorations are inaccurate because the rate for the preceding fiscal year or the latest available tax bill does not represent the amounts actually assessed, then the parties will, as soon as such bills are available that cover the period within which the Closing occurs, make such further adjustments outside of Escrow as may be appropriate.  The Owner shall be responsible for the payment of

Exh C-7

any supplemental and/or escape assessments as to which bills are received after the Closing but which relate to the period prior to the Closing.  The provisions of this Section 7(a) shall survive the Closing and shall not merge into the Deed.

(b)           Costs Paid by the Owner.  The Owner shall pay the following costs in connection with the Closing:  (i) documentary transfer taxes; (ii) fees for recording the Deed; (iii) one-half (½) of the Escrow fee; and (iv) the premium for the Title Policy.

(c)           Costs Paid by the Developer.  The Developer shall pay the following costs in connection with the Closing:  (i) one-half (½) of the Escrow fee; (ii) if the Developer elects an ALTA Extended Policy, the additional cost over the cost of the Title Policy.

Section 8.              Condemnation.

(a)           Notice to the Developer; the Developer’s Election.  In the event that, at any time following the execution of the ROFO Agreement and prior to the Closing, all or any material portion of the Sale Property is taken by the exercise of the power of eminent domain (a “Condemnation Action”), then the Owner shall, promptly after learning of the Condemnation Action, give written notice of such Condemnation Action to the Developer.  If such written notice is delivered to the Developer after the Exercise Date, the Developer shall have twenty (20) calendar days following the Developer’s receipt of such notice (the Closing tolling for such time period) to notify the Owner in writing of its election to either acquire the Sale Property or to terminate the ROFO Agreement with respect to the Sale Property on account of the Condemnation Action.  Failure of the Developer to notify the Owner of its election within such twenty (20) calendar day period shall be deemed an election to accept the Sale Property subject to such Condemnation Action.  For purposes of this Section, “material portion” of the Sale Property means a loss that would reduce the market value thereof by greater than 10.0%.

(b)           Termination of Agreement.  In the event that the Developer elects to terminate the ROFO Agreement with respect to the Sale Property pursuant to Section 8(a) above, the Developer shall cancel Escrow by written notice to Escrow Holder and the Owner, the ROFO Agreement shall be deemed terminated as to the Sale Property and the Developer and the Owner shall have no further liability hereunder.

(c)           Proceeds of Condemnation.  In the event that the Developer elects, or is deemed to have elected, to accept the Sale Property subject to Condemnation Action pursuant to Section 8(a) above, then the parties shall proceed to the Closing in accordance with this Exhibit C, without modification of the terms of the ROFO Agreement, except that (a) the Sale Property will not include the property so taken, (b) the Offer Price will be reduced by the amount of any awards for such taking received by the Owner as of the Closing, and (c) the Owner shall assign and turn over to the Developer, and the Developer shall be entitled to receive and retain, all awards for such taking not yet awarded as of the Closing.  This Section supersedes, and the parties waive, the provisions of California Civil Code Section 1662.

Section 9.              Delivery of Possession.

The Owner shall deliver possession of the Sale Property to the Developer at the Closing free of all leases and/or parties in possession.

Exh C-8

Section 10.            Default and Remedies.

(a)           Default.  “Default” means the failure of either the Owner or the Developer, as the case may be, to timely perform any material covenant, agreement or obligation under the ROFO Agreement if not cured within the cure period set forth in Section 12(b) of this Exhibit C.

(b)           The Owner’s Default.  In the event of a Default by the Owner, then the Developer shall have the right to either:  (i) terminate the ROFO Agreement with respect to the Sale Property by delivering written notice thereof to the Owner, in which event the Owner shall pay to the Developer, as liquidated damages, an amount equal to all third (3rd) party costs and expenses incurred by the Developer in connection with the ROFO Agreement and/or the Sale Property (collectively, the “Developer’s Liquidated Sum”), or (ii) proceed with the Closing, in which case the Developer may sue for specific performance in the Superior Court of the [                      ] County, and the Developer may record a lis pendens in connection with such specific performance action.  Notwithstanding the foregoing, any such action for specific performance must be filed, if at all, within sixty (60) days after the scheduled Closing.

If the Developer elects to pursue its remedy under clause (i) above, then:

LIQUIDATED DAMAGES.  THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY THE DEVELOPER  IF THE ESCROW DOES NOT CLOSE BY THE CLOSING BECAUSE THE OWNER DEFAULTS AND HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY AGREE THAT (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, (II) LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEVELOPER’S LIQUIDATED SUM WILL BE REASONABLE, (III) IN THE EVENT OF SUCH DEFAULT, UNLESS THE DEVELOPER ELECTS SPECIFIC PERFORMANCE UNDER CLAUSE (ii) ABOVE, THE DEVELOPER IS ENTITLED TO THE DEVELOPER’S LIQUIDATED SUM AS SUCH LIQUIDATED DAMAGES, AND (IV) IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, THE DEVELOPER SHALL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY ON ACCOUNT OF THE FAILURE OF ESCROW TO CLOSE, INCLUDING ACTIONS FOR SPECIFIC PERFORMANCE (AND IN SUCH REGARD, THE DEVELOPER WAIVES THE PROVISIONS OF SECTION 3389 OF THE CALIFORNIA CIVIL CODE), BUT NOT INCLUDING ANY ATTORNEYS’ FEES AND COSTS INCURRED IN COLLECTION THE DEVELOPER’S LIQUIDATED SUM.

Initials of the Owner:	Initials of the Developer:

(c)           The Developer’s Default.  The Developer’s failure to deliver the Exercise Notice is not a Default.  In the event of a Default by the Developer after delivery of the Exercise Notice, then the Owner’s sole remedy shall be as follows:

LIQUIDATED DAMAGES.  THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY THE OWNER IF, AFTER THE DEVELOPER DELIVERS THE EXERCISE NOTICE,

Exh C-9

ESCROW DOES NOT CLOSE BY THE CLOSING BECAUSE THE DEVELOPER DEFAULTS AND HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY AGREE THAT (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, (II) LIQUIDATED DAMAGES IN THE AMOUNT OF 3% OF THE OFFER PRICE WILL BE REASONABLE, (III) IN THE EVENT OF SUCH DEFAULT, THE OWNER IS ENTITLED TO RECEIVE AND RETAIN SUCH SUM FROM THE DEVELOPER AS LIQUIDATED DAMAGES, AND (IV) IN CONSIDERATION OF, AND UPON RECEIPT OF, SUCH LIQUIDATED DAMAGES, THE OWNER SHALL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY ON ACCOUNT OF THE FAILURE OF THE CLOSING TO OCCUR, INCLUDING, ACTIONS FOR SPECIFIC PERFORMANCE (AND IN SUCH REGARD, THE OWNER WAIVES THE PROVISIONS OF SECTION 3389 OF THE CALIFORNIA CIVIL CODE), BUT NOT INCLUDING ANY:  (A) ACTIONS TO EXPUNGE A LIS PENDENS OR THE MEMORANDUM OF RIGHT OF FIRST OFFER OR OTHER CLOUDS ON TITLE CAUSED BY THE DEVELOPER; AND (B) CLAIMS ON ACCOUNT OF THE DEVELOPER’S INDEMNITY OBLIGATIONS UNDER THE ROFO AGREEMENT; AND (C) ATTORNEYS’ FEES AND COSTS INCURRED BY THE OWNER INCIDENT TO CLAUSES (A) AND (B).

Initials of the Owner:	Initials of the Developer:

Section 11.            Brokers’ Commissions.

Each party to the Agreement warrants and represents to the other that no broker, finder or other intermediary hired or employed by it is entitled to a commission, finder’s fee or other compensation based upon the transaction contemplated hereby and each party shall indemnify and hold harmless the other party from and against any and all claims, liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and litigation expenses) related to or arising out of a claim to a commission, finder’s fee or other compensation by any broker, finder or other intermediary alleging to have been employed or hired by the indemnifying party.

Section 12.            Miscellaneous.

(a)           Further Documents and Acts. From time to time prior to the Closing, each party to the Agreement shall take, or cause to be taken, all reasonable actions and shall execute and deliver such documents as may be reasonably requested by the other party to carry out the purpose and intent of the ROFO Agreement.

(b)           Time of Essence.  Time is of the essence with respect to all provisions of the ROFO Agreement in which a definite time for performance is specified; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefit of any express grace period provided for in the ROFO Agreement.

Exh C-10

(c)                                  Business Day.  If the performance of any covenant or obligation under the ROFO Agreement shall fall on a Saturday, Sunday or legal holiday under the laws of the State of California, the date for performance shall be postponed until the next Business Day.

(d)                                 Further Assurances.  Each party to the Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of the ROFO Agreement.

(e)                                  Notices.  All notices given under this Exhibit C shall be given in compliance with Section 8(a) of the ROFO Agreement.

(f)                                   NO RELIANCE - AS-IS.  The Developer acknowledges that, if it elects to purchase, the Sale Property, it is doing so in reliance solely on: (i) the Developer’s prior inspection of the Sale Property; (ii) the opinions and advice concerning the Sale Property of consultants and attorneys engaged by the Developer; and (iii) the representations and warranties of the Owner set forth in the ROFO Agreement.  The Developer acknowledges that by the Exercise Date, the Developer will have performed all of its due diligence investigations of and with respect to the Sale Property as the Developer deems appropriate, including engineering, biological, cultural resource and geotechnical studies, soils tests, environmental surveys and testing, physical inspections, ALTA or other surveys, and market analyses as well as the Developer’s evaluation of the condition and status of the Sale Property and the land use prospects of the Sale Property.   On the Closing, the Developer accepts all matters relating to the Sale Property in their “as is” condition at the Closing, including such matters as:  soils and geological condition, topography, area and configuration of the Sale Property; the physical and environmental condition of the Sale Property (including any matters which would or could necessitate abatement or remediation action by the Sale Property’s owner); the existence of any hazardous or toxic substances or materials; any easement, license or encroachment, whether or not a matter of public record, and whether or not visible upon inspection of the Sale Property; zoning and other land use regulations applicable to the Sale Property; existence of sensitive or endangered habitat, plant life or animal or other organism life; existence of cultural resources; and any other matter relating to the Sale Property including, but not limited to, value, title, income, feasibility, cost, marketing and investment return.  The Developer acknowledges and agrees that the Owner is not making, and the Developer disclaims and waives and releases the Owner from, any express or implied warranties or representations of any kind or character with respect to the Sale Property, except as  set forth in Section 7(a) of the ROFO Agreement.  The Developer represents and warrants that it has not relied on and will not rely on, either directly or indirectly, any warranty or representation of the Owner not set forth in Section 7(a) of the ROFO Agreement in connection with purchasing the Sale Property.

(g)                                  Mediation and Arbitration.  In the event of any controversy or claim arising out of or relating to this Agreement, or a breach thereof, the parties hereto shall first attempt to settle the dispute by mediation, administered by JAMS under the JAMS International Mediation Rules. If settlement is not reached within sixty (60) days after service of a written demand for mediation, any unresolved controversy or claim shall be settled by arbitration administered by JAMS under its Streamlined Arbitration Rules and Procedures. The number of arbitrators shall be three. The place of arbitration shall be Los Angeles, California. The laws of the State of

Exh C-11

California shall apply. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh C-12

Schedule 1 to Exhibit C

Form of Grant Deed

PREPARED BY, RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

[                                ]
[                                ]
[                                ]
Attn:

APN:	(Space Above Line for Recorder’s Use Only)

GRANT DEED

The undersigned grantor declares:  Documentary Transfer Tax not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,                                         , a                                        (“Grantor”), hereby GRANTS to                                                   , a                                               , (“Grantee”), that certain real property (the “Property”) in the County of                                   , State of California, as described in Exhibit A attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned has executed this document as of the day and year indicated.

Dated: , 20 ,	, a

By:
Name:
Title:

Exh C-13

State of California         )

County of                                  )

On                           , before me,                                                                       , notary public, personally appeared                                                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Signature of Notarial Officer)

Notary Public for the State of

My commission expires:

Document No.
Date Recorded

Exh C-14

STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION

NOT BE MADE A PART OF THE PERMANENT RECORD

IN THE OFFICE OF THE COUNTY RECORDER

(Pursuant to Section 11932 R&T Code)

TO:                           Recorder

County of

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of the tax due not be shown on the original document which names:

(as grantor)

and

(as grantee)

Property described in the accompanying document is located in the County of                             , State of California.

The amount of tax due on the accompanying document is $                                  .

Computed on full value of property conveyed, or

Computed on full value, less liens and encumbrances remaining at the time of sale.

(Signature of Declarant or Agent)

(Firm Name)

Exh C-15

Exhibit A to Grant Deed

Legal Description of Land

Exh C-16

Schedule 2 to Exhibit C

Form of General Assignment

GENERAL ASSIGNMENT

This General Assignment and Assumption Agreement (“Assignment”) is executed this                                   20    , by                                                                          (“Buyer”), and                                                               , a                                                             (“Seller”), with reference to the following facts:

A.         Buyer and Seller have entered into that certain Right of First Offer Agreement s dated                                   , 2013 (the “ROFO Agreement”), with respect to the real property described in Exhibit A attached hereto (the “Property”).  All initially capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the ROFO Agreement.

B.         Pursuant to the ROFO Agreement, Seller has agreed to assign to Buyer, to the extent assignable, without recourse or warranty, except as set forth herein, all of Seller’s right, title and interest, if any, in and to (a) those agreements and contracts affecting the Property as are listed on Exhibit B attached hereto (the “Contracts”), and (b) the Appurtenances and Intangible Property, subject to any rights of consent and limitations on use as provided therein.

THEREFORE, for valuable consideration, Buyer and Seller agree as follows:

1.          Assignment.  Seller hereby assigns, sells and transfers, to the extent assignable or transferable, without recourse or warranty, except as set forth herein, to Buyer all of Seller’s right, title and interest in and to the Contracts, subject to any rights of consent and limitations on use as provided therein, and the Appurtenances and Intangible Property.  To the extent any Contracts, Appurtenances or Intangible Property are not assignable or transferable, Seller shall reasonably cooperate with Buyer in pursuing any rights under such Contracts, Appurtenances or Intangible Property, but without any obligation to incur any cost in connection therewith.

2.          Assumption.  Buyer hereby assumes all of the benefits and burdens of the Contracts arising after the Closing and agrees to perform all of the covenants and obligations of Seller thereunder relating to the Property and arising and/or to be performed on or after the Closing.  Seller represents and warrants that (i) all amounts required to be paid by Seller under the Contracts prior to the Closing have been paid; (ii) all obligations of the Seller under the Contracts to be performed by Seller prior to the Closing have been performed, (iii) neither Seller, nor, to Seller’s knowledge, any other party to the Contracts is in default thereof and the Contracts are in full force and effect, (iv) Seller has not assigned, sold, pledged or otherwise transferred any of Seller’s right, title and interest in and to the Contracts, the Appurtenances, and Intangible Property; and (v) Seller owns the rights, title and interest in and to the Contracts, free and clear from any and all liens, encumbrances and security interests.

3.          Mutual Indemnities.  Buyer further agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including, reasonable attorneys’ fees

Exh C-17

and expenses) (collectively, the “Losses”) asserted against or incurred by Seller by reason of or arising out of any failure by Buyer to perform and observe the obligations, covenants, terms and conditions assumed by Buyer hereunder.  Seller agrees to indemnify Buyer and hold Buyer harmless from and against any and all Losses asserted against or incurred by Buyer by reason of or arising out of any failure by Seller to perform and observe such obligations, covenants, terms and conditions arising before the Closing.

4.          Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

5.          Miscellaneous.  This Assignment shall be binding on the parties hereto and their respective successors and assigns.  The headings to paragraphs of this Assignment are for convenient reference only and shall not be used in interpreting this Assignment.

6.          Attorneys’ Fees.  If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs, in addition to any other relief awarded by the court.

7.          California Law.  This Assignment shall be governed by and interpreted in accordance with the laws of the State of California.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh C-18

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

SELLER:

By:
Name:
Title:

BUYER:

By:
Name:
Title:

Exh C-19

Exhibit A to General Assignment

Legal Description

Exh C-20

Exhibit B to General Assignment

List of Contracts

Exh C-21

Schedule 3 to Exhibit C

Escrow Acceptance Notice

[Escrow Holder]

[                          ]

[                          ]

                      , 2013

By Overnight Courier

CV LandCo, LLC
1900 Quail Street
Newport Beach, CA  92660
Attn:

City Ventures, Inc.
1900 Quail Street
Newport Beach, CA 92660
Attention:  Chief Financial Officer

Re:                             Right of First Offer Agreement dated                      , 2013, by and between CV LandCo, LLC and City Ventures, Inc. (the “ROFO Agreement”)

Ladies and Gentlemen:

By its signature below, the undersigned (i) confirms its receipt of an executed copy of the ROFO Agreement, (ii) agrees to perform the duties of “Escrow Holder” under the ROFO Agreement, and (iii) acknowledges and accepts such duties.

Regards,

[Escrow Holder]

Exh C-22

Exhibit D

Form of Joinder Agreement

Reference is hereby made to that certain Right of First Offer Agreement (the “ROFO Agreement”), dated as of           , 2013, by and between CV LandCo, LLC and City Ventures, Inc.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the ROFO Agreement.

The undersigned acknowledges that the undersigned has acquired certain Property subject to the terms and conditions of the ROFO Agreement.  The undersigned hereby agrees, effective as of the date hereof, to become a party to the ROFO Agreement, and for all purposes of the ROFO Agreement, the undersigned shall be included within the term “Owner” and its property, to the extent provided for in the ROFO Agreement, shall be included within the term “Property.” The undersigned shall be bound by the terms of the ROFO Agreement to the same extent and in the same manner as if it had been an original signatory to the ROFO Agreement.

This Joinder Agreement shall be deemed to be part of, and a modification to, the ROFO Agreement and shall be governed by all of the terms and provisions of the ROFO Agreement, which shall continue in full force and effect as modified hereby as a valid and binding agreement of each of the undersigned enforceable against such person or entity.

The undersigned has caused this Joinder to the ROFO Agreement to be duly executed and delivered as of the        day of               , 20    .

[ ]

By:
[NAME]
[TITLE]

Exh D-1